                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                         HORIZON MEDICAL PRODUCTS, INC.


                                       AND


                         NORFOLK MEDICAL PRODUCTS, INC.



                               AS OF JUNE 2, 1998

                                TABLE OF CONTENTS

ARTICLE 1.        ASSET PURCHASE AND SALE.........................................................................1
                  Section 1.1.      Agreement to Sell.............................................................1
                  Section 1.2.      Purchased Assets..............................................................2
                  Section 1.3.      Excluded Assets...............................................................2
                  Section 1.4.      Agreement to Purchase.........................................................2
                  Section 1.5.      The Purchase Price............................................................3
                  Section 1.6.      Payment at Closing............................................................3
                  Section 1.7.      Valuation For Tax Reporting Purposes..........................................3
                  Section 1.8.      Assumption of Assumed Obligations.............................................3
                  Section 1.9.      Excluded Liabilities..........................................................3

ARTICLE 2.        CLOSING; ITEMS TO BE DELIVERED; FURTHER ASSURANCES..............................................4
                  Section 2.1.      Closing.......................................................................4
                  Section 2.2.      Items to be Delivered at Closing..............................................4
                  Section 2.3.      Further Assurances............................................................5

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................................................5
                  Section 3.1.      Organization..................................................................5
                  Section 3.2.      Authorization.................................................................5
                  Section 3.3.      No Interest in Other Entities.................................................6
                  Section 3.4.      Absence of Restrictions and Conflicts.........................................6
                  Section 3.5.      Ownership of Assets and Related Matters.......................................6
                  Section 3.6.      Financial Statements..........................................................8
                  Section 3.7.      No Undisclosed Liabilities....................................................8
                  Section 3.8.      Absence of Certain Changes....................................................8
                  Section 3.9.      Legal Proceedings.............................................................9
                  Section 3.10.     Compliance with Law...........................................................9
                  Section 3.11.     Norfolk Material Contracts...................................................10
                  Section 3.12.     Norfolk Client Contracts.....................................................11
                  Section 3.13.     Tax Returns; Taxes...........................................................11
                  Section 3.14.     Insurance....................................................................12
                  Section 3.15.     Environmental Matters........................................................12
                  Section 3.16.     Patents, Trademarks, Trade Names.............................................12
                  Section 3.17.     Transactions with Affiliates.................................................13
                  Section 3.18.     Brokers, Finders and Investment Bankers......................................13
                  Section 3.19.     Disclosure...................................................................13

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................13
                  Section 4.1.      Organization.................................................................13
                  Section 4.2.      Authorization................................................................14

                  Section 4.3.      Absence of Restrictions and Conflicts........................................14
                  Section 4.4.      Disclosure...................................................................14

ARTICLE 5.        CERTAIN COVENANTS AND AGREEMENTS...............................................................15
                  Section 5.1.      Insurance....................................................................15
                  Section 5.2.      Noncompetition...............................................................15
                  Section 5.3.      Confidentiality..............................................................16
                  Section 5.4.      Transition Services..........................................................17
                  Section 5.5.      Research and Development Services............................................17
                  Section 5.6.      Licensing Agreement..........................................................17

ARTICLE 6.        CONDITIONS.....................................................................................17
                  Section 6.1.      Conditions to Each Party's Obligations.......................................17
                  Section 6.2.      Conditions to Obligations of Purchaser.......................................18
                  Section 6.3.      Conditions to Obligations of the Sellers.....................................19

ARTICLE 7.        TERMINATION....................................................................................20
                  Section 7.1.      Termination and Abandonment..................................................20
                  Section 7.2.      Specific Performance and Other Remedies......................................20
                  Section 7.3.      Effect of Termination........................................................20

ARTICLE 8.        INDEMNIFICATION................................................................................21
                  Section 8.1.      Indemnification Obligations of the Sellers...................................21
                  Section 8.2.      Indemnification Obligations of Purchaser.....................................21
                  Section 8.3.      Indemnification Procedure....................................................22
                  Section 8.4.      Claims Period................................................................23
                  Section 8.5.      Liability Limits.............................................................24
                  Section 8.6.      Jurisdiction and Forum.......................................................24
                  Section 8.7.      Compliance with Bulk Sales Laws..............................................26

ARTICLE 9.        MISCELLANEOUS PROVISIONS.......................................................................26
                  Section 9.1.      Notices......................................................................26
                  Section 9.2.      Disclosure Letters and Exhibits..............................................27
                  Section 9.3.      Time of the Essence; Computation of Time.....................................28
                  Section 9.4.      Assignment; Successors in Interest...........................................28
                  Section 9.5.      Investigations; Representations and Warranties...............................28
                  Section 9.6.      Number; Gender...............................................................28
                  Section 9.7.      Captions.....................................................................28
                  Section 9.8.      Norfolk Executives; Knowledge................................................28
                  Section 9.9.      Controlling Law; Integration; Amendment......................................29
                  Section 9.10.     Severability.................................................................29
                  Section 9.11.     Counterparts.................................................................29
                  Section 9.12.     Enforcement of Certain Rights................................................29

                  Section 9.13.     Waiver.......................................................................29
                  Section 9.14.     Fees and Expenses............................................................30
                  Section 9.15.     Litigation Expenses..........................................................30

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of, and effective as of 12:01 a.m. on, June 2, 1998 (the "Agreement"), by and among HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Purchaser"), and NORFOLK MEDICAL PRODUCTS, INC., an Illinois corporation ("Norfolk"), and MICHAEL J. DALTON, a resident of the State of Illinois ("Michael Dalton" and Norfolk hereinafter collectively referred to as the "Sellers").


                              W I T N E S S E T H:


         WHEREAS, Michael Dalton owns all of the outstanding capital stock of Norfolk;

         WHEREAS, Norfolk is engaged in the business, among other things, of manufacturing, distributing and selling products for human vascular access use, specifically port, catheter and needle medical devices (the "Port Business"); and

         WHEREAS, Purchaser and Sellers desire to enter into this Agreement pursuant to which (a) Norfolk and Michael Dalton propose to sell to Purchaser substantially all of its assets relating to the Port Business and (b) Purchaser proposes to purchase such assets from Norfolk and Michael Dalton and to assume certain liabilities of Norfolk relating to the Port Business.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE 1.

                             ASSET PURCHASE AND SALE

         Section 1.1. Agreement to Sell. At the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Norfolk and Michael Dalton shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Norfolk and Michael Dalton in and to all of the assets, properties and rights of Norfolk and Michael Dalton used or held for use in the Port Business (which Port Business, assets, properties and rights are hereinafter collectively referred to as the "Purchased Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Assumed Obligations (as hereinafter defined).

         Section 1.2. Purchased Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Purchased Assets shall include without limitation the following assets, properties and rights of Norfolk and Michael Dalton used in the conduct of, or generated by, or constituting a part of, the Port Business:

                  (a) All rights in and to the port, catheter and needle product line of the Port Business, including, without limitation, the TitanPort, the Vortex, the OmegaPort, the Norport, the BetaPort, the OmegaCath, the Huber Needle Sets and the Active Life Style Infusion Sets, as further described on Schedule 1.2(a) hereto (the "Ports");

                  (b) All inventory of the Ports, including raw materials, work in progress, and finished goods;

                  (c) All equipment, machinery, tools, supplies, and spare parts relating to the manufacturing of the Ports, as further described on
         Schedule 1.2(c) hereto;

                  (d) All intellectual property relating to the Ports, including patent rights, copyrights, trademarks, service marks and all applications therefor, together with all related design, know-how, specifications, trade secrets, processes, technology, goodwill, and other intangible property rights related thereto, as further described on Schedule 1.2(d) hereto;

                  (e) All right, title, and interest in and to agreements, instruments, commitments, undertakings, and other contracts relating to the Port Business, as agreed to by Purchaser and as set forth on
         Schedule 1.2(e) hereto, including, without limitation, Norfolk's agreement with Columbia/HCA, to the full extent such agreements, instruments, commitments, undertakings, and contracts are transferable; and

                  (f) All Port product literature, manuals, customer lists, sales records, and other books, records, files, and documents relating to the Port Business; provided, however, that Sellers may retain archival copies of all such records for their own use.

         Section 1.3. Excluded Assets. Notwithstanding anything to the contrary set forth herein, Purchaser, by consummating the transaction described in this Agreement, shall not acquire any assets of Sellers other than the Purchased Assets, or such other assets as are set forth on Schedule 1.3 hereto.

         Section 1.4. Agreement to Purchase. At the Closing, Purchaser shall acquire the Purchased Assets from Norfolk, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Sellers contained herein, in exchange for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of the Assumed Obligations as provided in Section 1.8 hereof.

         Section 1.5. The Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be equal to the sum of Nine Million Three Hundred Thousand Dollars ($9,300,000.00) payable in respect of the Purchased Assets being acquired from Norfolk and Michael Dalton.

         Section 1.6. Payment at Closing. Eighty percent (80%) of the Purchase Price shall be paid to the Sellers in cash at Closing and Purchaser shall place the balance of the Purchase Price (the "Escrow Amount") in an interest bearing account (the "Escrow Account") with an escrow agent pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit 1.6 (the "Escrow Agreement"). Ten percent (10%) of the Purchase Price which is held under the Escrow Agreement shall be delivered to Sellers six (6) months after the Closing Date, subject to the obligations of Sellers set forth in Section 8.1 hereof. The remaining ten percent (10%) of the Purchase Price which is held under the Escrow Agreement shall be delivered to Sellers upon the successful completion of the transition described in the Transition Agreement (as hereinafter defined).

         Section 1.7. Valuation For Tax Reporting Purposes. Sellers and Purchaser agree that Exhibit 1.7, in which the parties have allocated the Purchase Price among the Purchased Assets, has been jointly prepared by the parties hereto. The parties agree that the allocation of the Purchase Price set forth in Exhibit 1.7 is in accordance with ss. 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and each will use Exhibit 1.7 in preparing and filing their respective Forms 8594 with the Internal Revenue Service, determining Purchaser's cost basis and Sellers' amount realized, and for all other relevant federal and state income tax purposes. Each party will provide a copy of the Form 8594 to the other party prior to filing.

         Section 1.8. Assumption of Assumed Obligations. At the Closing and except as otherwise specifically provided in Section 1.9 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Norfolk (hereinafter collectively referred to as the "Assumed Obligations"):

                  (a) All liabilities and obligations arising on or after the Closing Date with respect to the items set forth on Schedules 1.2(d) and 1.2(e) hereto; and

                  (b) All liabilities and obligations with respect to the Port Business products sold by Purchaser on or after the Closing Date.

         Section 1.9. Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, except for the liabilities and obligations specifically identified in Section 1.8, in no event shall Purchaser assume or incur or otherwise become responsible for any liability or obligation of Norfolk or Michael Dalton of any nature whatsoever, whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due.

                                   ARTICLE 2.

                         CLOSING; ITEMS TO BE DELIVERED;
                               FURTHER ASSURANCES

         Section 2.1. Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be June 2, 1998 at 12:01 a.m. The Closing shall take place at the offices of King & Spalding, Atlanta, Georgia, or at such other place as the Purchaser and Sellers shall mutually agree upon.

         Section 2.2. Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                 (a)       Sellers shall deliver to Purchaser the following:

                           (i) Such bills of sale with covenants of warranty,
                  warranty deeds, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Norfolk's and Michael Dalton's right, title and interest in and to the Purchased Assets, including, without limitation, (A) good, valid and marketable title in and to all of the Purchased Assets owned by Norfolk or Michael Dalton, (B) good and valid leasehold interest in and to all of the Purchased Assets leased by Norfolk or Michael Dalton as lessee, and (C) all of Norfolk's and Michael Dalton's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Purchased Assets to which either Norfolk or Michael Dalton is a party or by which either of them has rights on the Closing Date; and

                           (ii) All of the agreements, contracts, commitments,
                  leases, plans, bids, quotations, proposals, instruments, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, books, records, papers, files, office supplies and data belonging to Norfolk or Michael Dalton which are part of the Purchased Assets;

         and simultaneously with such delivery, all such reasonable steps will be taken as may be required to place Purchaser in actual possession and operating control of the Purchased Assets.

                  (b) Purchaser shall deliver to Norfolk the following:

                           (i)  The Purchase Price, less the Escrow Amount; and

                           (ii) An undertaking in a form reasonably satisfactory
                  to Sellers and their counsel pursuant to which Purchaser will assume and agree to pay, discharge or perform, as appropriate, the Assumed Obligations.

                  (c) The parties shall execute and deliver the Escrow Agreement and Purchaser shall deliver the Escrow Amount to the escrow agent named therein.

                  (d) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof.

         Section 2.3. Further Assurances. The Sellers from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Obligations. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         With such exceptions as are set forth in a letter (the "Norfolk Disclosure Letter") delivered by the Sellers to Purchaser prior to the execution hereof, the Sellers, jointly and severally, hereby represent and warrant to Purchaser as of the date of this Agreement:

         Section 3.1. Organization. Norfolk is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Norfolk is not qualified to transact business in any foreign jurisdiction. Norfolk has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation, and Bylaws, as currently in effect, of Norfolk, and has made available to Purchaser the minute books and stock transfer records of Norfolk. The Norfolk Disclosure Letter contains a true and correct list of the jurisdictions in which Norfolk is qualified to transact business as a foreign corporation.

         Section 3.2. Authorization. Norfolk has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Norfolk and the performance by Norfolk of its obligations hereunder and the consummation of the transactions provided for herein by Norfolk has been duly and validly authorized by all necessary corporate action on the part of Norfolk. The Board of Directors and the sole shareholder of Norfolk have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the requirements of the Illinois Business Corporation Act and the Articles of Incorporation and Bylaws of Norfolk. Michael Dalton has full power and capacity to execute and deliver this Agreement and perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and constitutes the valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 3.3. No Interest in Other Entities. The Purchased Assets do not include any shares of capital stock or any other ownership interests or securities of any corporation, association, partnership, joint venture or other legal entity.

         Section 3.4. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Norfolk, (ii) any Norfolk Client Contract (as hereinafter defined), (iii) any judgment, decree or order of any court or governmental authority or agency to which the Sellers are a party or by which the Sellers or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to the Sellers so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Sellers is required in connection with the execution, delivery or performance of this Agreement by the Sellers or the consummation of the transactions contemplated by this Agreement by the Sellers, the failure of which to obtain would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business.

         Section 3.5. Ownership of Assets and Related Matters.

                  (a) Leases. The Norfolk Disclosure Letter sets forth a true and complete list of all leases and agreements of Norfolk granting possession of or rights to personal property utilized in the business (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Norfolk, and are legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Port Business and subject, in each case, to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Norfolk has physical possession of all equipment and other assets which are covered by Scheduled Leases. There are no existing defaults of Norfolk with respect to such Scheduled Leases or of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

                  (b) Necessary Assets. The Purchased Assets constitute all of the assets used to conduct the operations of the Port Business in accordance with the past practices of the Port Business. All equipment and other material items of tangible property and assets which would be included in the Purchased Assets if the Closing took place on the date hereof are in good operating condition and repair subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto, except such failures to conform which in the aggregate would not have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business. No person or entity other than Norfolk owns any equipment or other tangible assets or properties situated on the premises of the Port Business which are necessary to the operation of the Port Business, except for leased items disclosed in the Norfolk Disclosure Letter and for items of immaterial value.

                  (c) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the assets, properties or rights included in the Purchased Assets or any interest therein.

                  (d) Authorized Capital Stock. The authorized capital stock of Norfolk consists of Five Hundred One (501) shares of common stock, $.00 par value per share (the "Norfolk Stock") and there are Five Hundred One (501) shares of Norfolk Stock issued and outstanding. Each share of Norfolk Stock issued and outstanding is duly authorized, validly issued, fully paid and nonassessable. Michael Dalton is the sole shareholder of all of the issued and outstanding shares of Norfolk Stock and there are no subscriptions, warrants, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever with respect to the ownership of the issued and outstanding Norfolk Stock by Michael Dalton obligating Norfolk to issue, transfer, deliver or sell additional shares of capital stock or other securities of Norfolk. Michael Dalton is the owner of all the issued and outstanding shares of Norfolk Stock free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

         Section 3.6. Financial Statements. Norfolk has delivered to Purchaser:
(a) the unaudited balance sheets of Norfolk as of December 31, 1995, 1996 and 1997 and the related statements of revenues and expenses for the fiscal years then ended; and (b) the unaudited balance sheet of Norfolk (the "1998 Balance Sheet") as of April 30, 1998 (the "1998 Balance Sheet Date") and the related unaudited statements of revenues and expenses for the four month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Norfolk Financial Statements." The Norfolk Financial Statements have been prepared from, and are in accordance with, the books and records of Norfolk and present fairly the financial position and results of operations as of the dates and for the periods indicated, in each case in conformity with consistent accounting policies, procedures, and estimates for the Port Business ("Consistent Practices"), except as otherwise stated in the Norfolk Financial Statements.

         Section 3.7. No Undisclosed Liabilities. Norfolk has no liabilities or obligations relating to, involving or affecting the Port Business or the Purchased Assets which are not fairly reflected or provided for in the 1998 Balance Sheet, except liabilities and obligations incurred since the 1998 Balance Sheet Date in the ordinary course of business and consistent with past practices of the Port Business and which in the aggregate will not have a material adverse effect upon the assets, liabilities, results of operations, financial conditions, business or prospects of the Port Business.

         Section 3.8. Absence of Certain Changes.

                  (a) Since the 1998 Balance Sheet Date, there has not been (i) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of the Port Business, or (ii) any damage, destruction, loss or casualty to property or assets of the Port Business, whether or not covered by insurance, which property or assets are material to the Port Business.

                  (b) Since the 1998 Balance Sheet Date, there have not been with respect to the Port Business (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Norfolk Financial Statements or incurred in the ordinary course of business and consistent with past practice since the 1998 Balance Sheet Date, (v) any guaranteed checks, notes or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on the books or records of Norfolk, except for depreciation and amortization taken in the ordinary course of business and consistent with past practices, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $5,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $5,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $5,000 for additions to property or equipment, (ix) any transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business.

         Section 3.9. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the Norfolk Executives (as hereinafter defined), threatened against, relating to or involving Norfolk, Michael Dalton, the Port Business or the Purchased Assets before any court, arbitrator or administrative or governmental body. The Port Business is not subject to any judgment, decree, injunction, rule or order of any court.

         Section 3.10.     Compliance with Law.

                  (a) Norfolk has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices, agencies, officers and bodies necessary to carry on the Port Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party (collectively, the "Material Licenses") and Norfolk has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business. The Norfolk Disclosure Letter sets forth a true and complete list of all Material Licenses.

                  (b) Norfolk has been and is in compliance with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration ("FDA") and all other Federal, state, local or foreign governmental departments, regulatory agencies, authorities, commissions, boards or courts or other law, rule or regulation-making entities having regulatory authority over Norfolk or the Port Business (the "Authorities"). Norfolk has not received any Notice of Adverse Findings, Warning Letters, Section 305 notices, subpoenas or other similar communications by any Authorities with respect to the Port Business, and there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Port Business. Sellers have made available to Purchaser a copy of all currently active investigational device exemptions ("IDE") filed with or approved by the FDA by or on behalf of Norfolk in connection with the Port Business and all premarket approval ("PMA") and premarket notification ("501(k)") clearance or concurrence letters received from the FDA in connection with the Port Business and comparable communications received from any other applicable Authorities and provided Purchaser with access to all related documents and information, including device master files and post-market studies. Sellers also have made available to Purchaser for review all FDA inspection reports ("Form 483s") or comparable reports of foreign Authorities relating to the Port Business, Norfolk's responses to such Form 483s or comparable foreign reports, and the FDA Establishment Inspection Reports which Norfolk has obtained for all FDA inspections of Norfolk's facility. Sellers also have made available to Purchaser all internal inspection reports conducted by Norfolk relating to the Port Business, as well as the written procedures for such audits. Sellers have made available to Purchaser for review copies of all complaint files, foreign vigilance reports and Medical Device Reports filed and maintained by Norfolk relating to the Ports or the Port Business, as well as copies of all related documents. Sellers have made available to Purchaser for review copies of all labels and the label history for all of the Ports. Sellers also have made available to Purchaser for review copies of all regulatory approvals obtained from any foreign regulatory agency related to the Ports.

         Section 3.11. Norfolk Material Contracts. The Norfolk Disclosure Letter contains a true and complete list of the following (hereinafter referred to as the "Norfolk Material Contracts"):

                 (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which Norfolk or Michael Dalton is a party and which relate to the Port Business or by which any of the Purchased Assets is bound;

                 (b) all loans and credit commitments to Norfolk or Michael Dalton which relate to the Port Business and which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

                 (c) all contracts or agreements which limit or restrict Norfolk, Michael Dalton or the Port Business from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with Norfolk, Michael Dalton or the Port Business; and

                 (d) all existing contracts and commitments (other than those described in subparagraphs (a), (b), or (c) of this Section 3.11, and any Norfolk Client Contracts (as hereinafter defined) or Scheduled Leases which relate to the Port Business or by which any of the Purchased Assets may be bound involving an annual commitment or annual payment by any party thereto of more than $500.00 individually.

         True and complete copies of all Norfolk Material Contracts, including all amendments thereto, have been made available to Purchaser. The Norfolk Material Contracts are valid and enforceable in accordance with their respective terms with respect to Norfolk, and are valid and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Port Business. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of the Port Business, there is not under any of the Norfolk Material Contracts any existing breach, default or event of default by Norfolk or Michael Dalton or event that with notice or lapse of time or both would constitute a breach, default or event of default by Norfolk or Michael Dalton, nor do the Sellers know of, and Sellers have not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

         Section 3.12. Norfolk Client Contracts. The Norfolk Disclosure Letter sets forth a true and complete: (a) list of all agreements, contracts and commitments (whether written or verbal) pursuant to which Norfolk provides goods or services to the clients of the Port Business (the "Norfolk Client Contracts"); and (b) description of the terms of all verbal Norfolk Client Contracts. The Norfolk Disclosure Letter contains an accurate description of any and all disagreements, complaints, disputes or defaults arising under or with respect to the Norfolk Client Contracts which could reasonably be expected to result in a client's termination of its contract or relationship with the Port Business or claim for damages against the Port Business. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby will not, with the passing of time or giving of notice or both, violate or conflict with or constitute a breach of or default under, result in the loss of any material benefit under or give rise to a termination right under any Norfolk Client Contract.

         Section 3.13. Tax Returns; Taxes. Norfolk has duly filed all federal, state, local and foreign tax returns required to be filed by them, all such returns are accurate in all material respects, and Norfolk has duly paid or made adequate provisions for the payment of all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns or which otherwise are due and payable in any jurisdiction, whether or not in connection with such returns. The liability for taxes reflected in the 1998 Balance Sheet is sufficient for the payment of all unpaid taxes of Norfolk, whether or not disputed, that are accrued or applicable for the period ended April 30, 1998 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Norfolk Financial Statements. There are no pending claims asserted for taxes of Norfolk or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Norfolk or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Norfolk for any period. Norfolk has made all estimated income tax deposits and all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws.

From and after the date hereof and prior to Closing, Norfolk shall make available to Purchaser true, complete and correct copies of such federal income tax returns, state and local income tax returns and sales tax returns and such other tax returns concerning the Port Business or the Purchased Assets as Purchaser shall reasonably request.

         Section 3.14. Insurance. Norfolk has heretofore provided to Purchaser a true and complete list of current insurance policies and coverages relating to the Purchased Assets and/or the Port Business, including names of carriers, amounts of coverage and premiums thereof. The Purchased Assets and the Port Business have been and are insured and Norfolk will use its reasonable efforts to maintain such insurance at least through the Closing Date. Norfolk has made available to Purchaser true and complete copies of all insurance policies covering the Purchased Assets and/or the Port Business.

         Section 3.15. Environmental Matters. The operations of the Port Business are in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Emergency Planning Community Right-to-Know Act, 42 U.S.C. ss. 11,001 et seq., the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(14) into the environment at any property owned, leased or used in connection with the Port Business (the "Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises. There is no asbestos, polychlorinated biphenyls or underground storage tanks located on the Premises and there have been no releases of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. The Sellers have not received notice of any violation of any environmental statute or regulation nor have they been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party with respect to the Purchased Assets or the operation of the Port Business.

         Section 3.16. Patents, Trademarks, Trade Names. The Norfolk Disclosure Letter sets forth a true and complete list of (i) all patents, trademarks, trade names and registered copyrights owned by Norfolk or Michael Dalton and used in connection with the Port Business (collectively, the "Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Norfolk in connection with the Port Business which are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Norfolk or Michael Dalton owns all Intellectual Property, and, all such rights shall be assigned and transferred to Purchaser in connection with the consummation of the transactions contemplated hereby. No claims are pending against Norfolk or Michael Dalton by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Norfolk or Michael Dalton of the Intellectual Property does not infringe on the rights of any third party. The Norfolk Disclosure Letter sets forth a list of all jurisdictions in which the Port Business is operating under a trade name, and each jurisdiction in which any such trade name is registered.

         Section 3.17. Transactions with Affiliates. No officer, director, partner or significant employee of Norfolk, or any person with whom any such officer, director, partner or significant employee has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Port Business, the Purchased Assets or the Assumed Obligations; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Port Business or the Purchased Assets; or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Port Business.

         Section 3.18. Brokers, Finders and Investment Bankers. Except as set forth in the Norfolk Disclosure Letter (which shall be the Sellers' sole responsibility), neither the Sellers nor any of their respective officers, directors, partners or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

         Section 3.19. Disclosure. No representation, warranty or covenant made by any of the Sellers in this Agreement, the Norfolk Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         With such exceptions as are set forth in a letter (the "Purchaser Disclosure Letter") delivered by Purchaser to the Sellers prior to the execution hereof, Purchaser hereby represents and warrants to the Sellers as follows:

         Section 4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of their obligations hereunder and the consummation by Purchaser of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which Purchaser or any of its respective properties is subject, (iii) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser, the failure to obtain which would have a material adverse effect upon Purchaser and its subsidiaries taken as a whole.

         Section 4.4. Disclosure. No representation, warranty or covenant made by Purchaser in this Agreement, the Purchaser Disclosure Letter or the Exhibits hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1. Insurance. After the Closing Date, Purchaser will use its reasonable efforts to maintain adequate insurance on its business operations, including products liability insurance, to cover all liabilities assumed by Purchaser in Section 1.8 hereof.

         Section 5.2. Noncompetition.

                  (a) Definitions. The following terms shall have the meanings set forth opposite each such term below:

                      (i) "Sellers' Activities" shall mean the business of manufacturing, distributing, selling or licensing products for human vascular access use, specifically port, catheter and needle medical devices.

                      (ii) "Noncompete Period" shall mean the period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date.

                      (iii) "Territory" shall mean the entire geographic area of the United States of America.

                  (b) Noncompetition.

                      (i) Coverage. The parties hereto acknowledge and agree that the Sellers are currently engaged in the Sellers' Activities throughout the Territory. The Sellers acknowledge that, to adequately protect the interests of Purchaser in the Port Business, it is essential that any noncompete covenant with respect to the Port Business cover all of the Sellers and any company or organization in which Sellers have a controlling equity interest (each such company or organization hereinafter referred to as a Related Party), all of the Sellers' Activities and the entire Territory.

                      (ii) Sellers' Covenants. The Sellers hereby covenant and agree that the Sellers and any Related Party shall not, in any manner during the Noncompete Period, directly or indirectly, engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services (of any advertising, marketing, sales, administrative, supervisory, consulting or any other nature) to, any business which engages in the Sellers' Activities in the Territory without the prior written consent of Purchaser.

                           (iii) Excluded Activities. Notwithstanding the
                  foregoing, Purchaser covenants and agrees that the development, manufacturing, distributing, selling and licensing of products for use in the human body in the following areas and cavities are not Sellers Activities and are not included in the Sellers' Covenants. The areas and cavities are Peritoneal, Spinal, Lymphatic and Subcutaneous. Furthermore, all activities in the development, manufacture, distribution, selling and licensing of products for use in non-humans, veterinary use or animal research use are not Sellers' Activities and are not included within the Sellers' Covenants. The Sellers further acknowledge and agree that the above described list is not an exclusive list of activities which are outside the scope of the Sellers' Activities.

                  (c) Severability. If a judicial determination is made that any of the provisions of this Section 5.2 constitutes an unreasonable or otherwise unenforceable restriction against any of the parties hereto, the provisions of this Section 5.2 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, each of the parties hereto hereby agrees that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.2 and to apply the provisions of this
         Section 5.2 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 5.2 is determined not to be specifically enforceable, each of the parties hereto shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision. The time period during which the prohibitions set forth in this Section 5.2 shall apply shall be tolled and suspended as to each applicable party for a period equal to the aggregate quantity of time during which such party violates such prohibitions in any respect.

                  (d) Injunctive Relief. Each Seller hereby agrees that any remedy at law for any breach of the provisions contained in Section 5.2(b) hereof shall be inadequate and that Purchaser shall be entitled to injunctive relief in addition to any other remedy Purchaser might have under this Agreement.

         Section 5.3. Confidentiality. For a period of seven (7) years after the Closing Date, the Sellers hereby agree that the Sellers and any Related Party shall hold in confidence all Confidential Information and will not disclose or publish such Confidential Information without the prior written consent of Purchaser. The Sellers further agrees that the Sellers and any Related Party shall not use any such Confidential Information in a manner adverse to the Port Business, Purchaser, or any of their respective affiliates, without the prior written consent of Purchaser. For purposes of this Section 5.3, "Confidential Information" shall mean any data or information which is valuable to the Port Business, which the Port Business has taken reasonable efforts to protect the confidentiality of, and which is not generally known to competitors of the Port

Business. To the fullest extent consistent with the foregoing and permitted by law, Confidential Information shall include, without limitation, the customer lists, marketing techniques, business plans, financial statements and projections of the Port Business.

         Section 5.4. Transition Services. On or prior to the Closing Date, Purchaser and Sellers shall have entered into a mutually satisfactory transition agreement substantially in the form attached hereto as Exhibit 5.4 (the "Transition Agreement"), pursuant to which Norfolk shall continue to manufacture the Ports until such time as 30,000 Ports have been manufactured or for a period of twelve (12) months, whichever shall first occur. The Transition Agreement also shall provide that Sellers shall assist in moving the manufacturing of the Ports (including the assembling and validation of machinery and equipment) to Purchaser's manufacturing facility located in Manchester, Georgia.

         Section 5.5. Research and Development Services. On or prior to the Closing Date, Sellers shall execute and deliver to Purchaser a research and development services agreement substantially in the form attached hereto as
Exhibit 5.5 (the "Research and Development Agreement"), pursuant to which Sellers shall agree to assist Purchaser, using best efforts, in the development of braided catheters and valved catheters (the "Products"), for a period of twelve (12) months following the Closing Date. The Research and Development Agreement shall provide that Purchaser shall retain one hundred percent (100%) ownership in and to the Products.

         Section 5.6. Licensing Agreement. On or prior to the Closing Date, Sellers shall execute and deliver to Purchaser a licensing agreement, substantially in the form attached hereto as Exhibit 5.6 (the "Licensing Agreement"), pursuant to which Sellers shall grant to Purchaser a license to use the name "Norfolk Medical" in connection with the Port Business for a period of twelve (12) months. The Licensing Agreement shall not require payment of any compensation, in the form of royalties, licensing fees or otherwise, by Purchaser.


                                   ARTICLE 6.

                                   CONDITIONS

         Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the absence at the Closing of any (a) effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Port Business and the Purchased Assets may not be consummated as herein provided, (b) proceeding or lawsuit by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and (c) written notice from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

         Section 6.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the acquisition of the Port Business and the Purchased Assets and to assume the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of the Sellers set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of the Sellers. Each of the Sellers shall have performed in all material respects all covenants and agreements required to be performed by him, her or it under this Agreement.

                  (c) Authorization of Transaction. All corporate action necessary by the Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Purchaser or the Port Business following the Closing.

                  (e) Certificates. The Sellers shall furnish Purchaser with a certificate as to compliance with the conditions set forth in Sections 6.2(a), (b) and (c).

                  (f) Escrow Agreement. Sellers shall have executed the Escrow Agreement in the form attached hereto as Exhibit 1.6.

                  (g) Due Diligence. Purchaser shall be satisfied, in its sole discretion, with the examination and review of the business, properties, affairs, books, records, plans and other information of Norfolk, the Port Business and the Purchased Assets.

                  (h) Transition Agreement. Sellers shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.4.

                  (i) Research and Development Agreement. Sellers shall have executed the Research and Development Agreement in the form attached hereto as Exhibit 5.5.

                  (j) Licensing Agreement. Sellers shall have executed the Licensing Agreement in the form attached hereto as Exhibit 5.6.

         Section 6.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the sale of the Port Business and the Purchased Assets and the assignment of the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

                  (c) Authorization of Transaction. All corporate action necessary by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

                  (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of the Sellers following the Closing.

                  (e) Certificates. Purchaser shall furnish the Sellers with a certificate of their appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (c).

                  (f) Leases. Purchaser shall have executed and delivered assumption and assignments for each of the Scheduled Leases in a form as may be required by the respective lessor;

                  (g) Escrow Agreement. Purchaser shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit 1.6;

                  (h) Purchase Price. Purchaser's funding of the Escrow Agreement as required therein and payment of cash or cash equivalent of the Purchase Price.

                  (i) Transition Agreement. Purchaser shall have executed the Transition Agreement in the form attached hereto as Exhibit 5.4.

                  (j) Research and Development Agreement. Purchaser shall have executed the Research and Development Agreement in the form attached hereto as Exhibit 5.5.

                  (k) Licensing Agreement. Purchaser shall have executed the Licensing Agreement in the form attached hereto as Exhibit 5.6.


                                   ARTICLE 7.

                                   TERMINATION

         Section 7.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of the Boards of Directors of the Purchaser and Norfolk;

                  (b) by Norfolk, if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before June 2, 1998; and

                  (c) by Purchaser, if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before June 2, 1998.

         Section 7.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 7.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors, partners or stockholders, except for obligations under Section 9.14 and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to termination.


                                   ARTICLE 8.

                                 INDEMNIFICATION

         Section 8.1. Indemnification Obligations of the Sellers. From and after the Closing, the Sellers, jointly and severally, shall indemnify and hold harmless Purchaser, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) any Excluded Liability or any and all other liabilities and obligations of the Sellers of any nature whatsoever, except the Assumed Obligations; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other Proceedings or investigations against any Purchaser Indemnified Party that relate to the Sellers or the Port Business to the extent the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Sellers or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of the Sellers; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by the Sellers in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by the Sellers to Purchaser in connection with the matters contemplated hereby or pursuant to the provisions hereof (collectively, the "Norfolk Ancillary Documents"); or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by any of the Sellers in this Agreement or the Norfolk Ancillary Documents. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         Section 8.2. Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless the Sellers and each of their respective officers, directors, partners, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Norfolk Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (a) the Assumed Obligations; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other Proceedings or investigations against any Norfolk Indemnified Party that relate to the Purchaser or the Port Business to the extent the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of the Purchaser or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of Purchaser; (c) any breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or in any certificate, agreement, exhibit, schedule or other writing delivered by Purchaser to the Sellers in connection with the matters contemplated hereby or pursuant to the provisions hereof (the "Purchaser Ancillary Documents"); or (d) any fraud, willful misconduct, bad faith or any intentional breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or the Purchaser Ancillary Documents. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Norfolk Indemnified Parties described in this Section 8.2 as to which the Norfolk Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Norfolk Losses."

         Section 8.3. Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a Norfolk Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Purchaser or Sellers, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

         Section 8.4. Claims Period. Except as provided in this Section 8.4, no claim for indemnification under this Agreement may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the Closing Date and shall terminate on the second (2nd) anniversary of the Closing Date; provided, however, that the Claims Period with respect to Purchaser Losses arising under Sections 8.1(a), 8.1(b) and 8.1(d) of this Agreement shall commence on the date hereof and shall survive and remain in effect without limitation, except as limited by law; provided, further, however, that if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 8.5. Liability Limits. Notwithstanding anything to the contrary set forth herein:

                  (a) Sellers shall only be liable for Purchaser Losses arising hereunder solely to the extent that any such Purchaser Losses exceed, in the aggregate, Twenty Thousand Dollars $20,000.00 (the "Norfolk Basket Amount"); provided, however, that Purchaser Losses arising under or pursuant to Sections 8.1(a), 8.1(b) and 8.1(d) of this Agreement shall not be subject to the Norfolk Basket Amount, nor shall the amount of any such Purchaser Losses be included with other Purchaser Losses in determining whether such Norfolk Basket Amount has been reached.

                  (b) Purchaser shall only be liable for Norfolk Losses arising hereunder solely to the extent that any such Norfolk Losses exceed, in the aggregate, Twenty Thousand Dollars $20,000.00 (the "Horizon Basket Amount").

                  (c) The indemnification obligations of the Sellers hereunder shall not exceed in the aggregate one-half of the Purchase Price (the "Sellers' Cap Amount"); provided, however, that Purchaser Losses arising under or pursuant to Sections 8.1(a), 8.1(b) and 8.1(d) of this Agreement shall not be subject to the Sellers' Cap Amount and there shall be no limitation on the indemnification obligations of the Sellers with respect to Purchaser Losses arising under or pursuant to such provisions.

                  (d) The Indemnification obligations of the Purchaser hereunder shall not exceed in the aggregate one-half of the Purchase Price (the "Purchaser's Cap Amount").

         Section 8.6.      Jurisdiction and Forum.

                  (a) By the execution and delivery of this Agreement, each Indemnifying Party irrevocably designates and appoints each of the parties set forth under its name below as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Georgia.

                                    SELLERS:

                                    Ernest W. Irons
                                    Norfolk Medical Products, Inc.
                                    7350 N. Ridgeway
                                    Skokie, Illinois 60076

                                    PURCHASER:

                                    Jon R. Harris, Jr., Esq.
                                    King & Spalding
                                    191 Peachtree Street, N.E.
                                    Suite 4600
                                    Atlanta, Georgia 30303-1763

                  In addition, each party agrees that service of process upon the above-designated parties shall be deemed in every respect effective service of process upon such Indemnifying Party in any such suit or proceeding. Each such Indemnifying Party further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the above-designated parties in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

                  (b) To the extent that any Indemnifying Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each Indemnifying Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (c) The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any state or federal court in the State of Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         Section 8.7. Compliance with Bulk Sales Laws. The Sellers and Purchaser hereby waive compliance by Purchaser and the Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sellers shall indemnify Purchaser from, and hold Purchaser harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement and (b) any action brought or levy made as a result thereof.


                                   ARTICLE 9.

                            MISCELLANEOUS PROVISIONS

         Section 9.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:
         To Purchaser:

                  Horizon Medical Products, Inc.
                  4200 Northside Parkway
                  Building 7
                  Atlanta, Georgia 30327-1000
                  Attn: Marshall B. Hunt
                  Telecopy No.:  (404) 264-2611

         with a copy to:

                  King & Spalding
                  191 Peachtree Street
                  Atlanta, Georgia 30303
                  Attn:    Jon R. Harris, Jr., Esq.
                  Telecopy No.: (404) 572-5146

                  Slaughter & Virgin
                  Suite 1110
                  400 Colony Square
                  1201 Peachtree Street, N.E.
                  Atlanta, Georgia  30361
                  Attn:  Nathaniel G. Slaughter, III, Esq.
                  Telecopy No.: (404) 872-7879

         To Norfolk:

                  Norfolk Medical, Inc.
                  7350 N. Ridgeway
                  Skokie, Illinois 60076
                  Attn: Michael J. Dalton
                  Telecopy No.: (847) 674-7066

         with a copy to:

                  Ernest W. Irons
                  Norfolk Medical Products, Inc.
                  7350 N. Ridgeway
                  Skokie, Illinois 60076

         To:      Michael J. Dalton
                  7350 N. Ridgeway
                  Skokie, Illinois 60076
                  Telecopy No.: (847) 674-7066

         with a copy to:

                  Ernest W. Irons
                  Norfolk Medical Products, Inc.
                  7350 N. Ridgeway
                  Skokie, Illinois 60076

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 9.2. Disclosure Letters and Exhibits. The recitals at the forefront of this Agreement, the Norfolk Disclosure Letter and the Purchaser Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 9.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Atlanta, Georgia or Skokie, Illinois are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

         Section 9.4. Assignment; Successors in Interest. No assignment or transfer by Purchaser or any of the Sellers of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 9.5. Investigations; Representations and Warranties. The representations and warranties of the Sellers and Purchaser set forth in this Agreement shall not be extinguished by the Closing and shall survive the Closing Date for a period of two (2) years. Notwithstanding anything to the contrary set forth in this Section 9.5, (i) the covenants, agreements and undertakings of the Sellers and Purchaser set forth herein shall survive the Closing and shall remain in full force and effect until duly satisfied or performed by the appropriate party hereto and (ii) this Section 9.5 shall not limit or restrict Purchaser's or Sellers' remedy against the other or any other person for fraud, willful misconduct, bad faith or any other intentional breach of any representation, warranty, covenant, agreement or undertaking contained herein. The respective representations and warranties of Purchaser and the Sellers contained herein or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

         Section 9.6. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 9.7. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Norfolk Disclosure Letter and the Purchaser Disclosure Letter.

         Section 9.8. Norfolk Executives; Knowledge. As used in this Agreement, the terms "the best knowledge of Norfolk Executives," "known to the Norfolk Executives" or words of similar import used herein with respect to the Sellers, the Port Business or the Purchased Assets shall mean the actual knowledge of the Norfolk Executives (as hereinafter defined) together with the knowledge a reasonable business person, in a similar business of similar size to Norfolk, would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Norfolk Executives" shall consist of Michael J. Dalton, President & CEO; Ernest
W. Irons, General Counsel; and James A. Schneider, Vice President, Sales and Marketing.

         Section 9.9. Controlling Law; Integration; Amendment.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to that state's choice of law rules. This Agreement and the documents and agreements delivered pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitute the entire agreement among the parties hereto.

                  (b) This Agreement may be amended by the parties hereto by or pursuant to action duly and property taken by each of them. Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement executed by each of the parties hereto.

         Section 9.10. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 9.12. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 9.13. Waiver. At any time prior to the Closing, the parties hereto, by or pursuant to action duly and properly taken by each of them, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party, provided the party so extending is the party hereunder for whom such obligation or act so extended was to be performed; (ii) waive any inaccuracies in the representations or warranties of any other party contained in the Agreement or in any document or certificate delivered pursuant hereto, provided the party so waiving is the Party hereunder for whom such representation or warranty was made; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein, provided the party so waiving such compliance or performance is the party hereunder for whom such covenant, agreement or obligation was to be performed; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.14. Fees and Expenses. Except as otherwise provided herein Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel. Except as otherwise provided herein, the Sellers shall pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

         Section 9.15. Litigation Expenses. In the event of any litigation between the parties hereto with respect to any dispute arising from the language or terms of this Agreement, the non-prevailing party shall be required to pay the prevailing party all of the prevailing party's attorneys fees, costs and expenses. A party shall not be considered a prevailing party unless he or it recovers in the litigation by way of judgment, settlement or otherwise, at least 90% of the claim he or it sought in the litigation, and if a party making such a claim fails to achieve this 90% threshold, he or it shall be considered the non-prevailing party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

                                   HORIZON MEDICAL PRODUCTS, INC.


Attest:                            By:
                                      --------------------------------
                                   Title:
                                         -----------------------------
By:
   -----------------------------
Title:
      --------------------------

         [Corporate Seal]

                                   NORFOLK MEDICAL PRODUCTS, INC.


Attest:                            By:
                                      --------------------------------
                                   Title:
                                      --------------------------------
By:
   -----------------------------
Title:
      --------------------------

         [Corporate Seal]



                                   MICHAEL J. DALTON
Witness:

By:                                By:
   ----------------------------       --------------------------------